Exhibit 10.1
          EMPLOYMENT AGREEMENT made this 31st day of July, 2009 and effective as of August 3, 2009 (the “Effective Date”), between TIME WARNER CABLE INC., a Delaware corporation (the “Company”), and GLENN A. BRITT (“you” and “your”) (together, the “Parties”).
          You are currently employed by the Company pursuant to an Employment Agreement, including Annex A, between you and the Company, dated August 1, 2006, as amended by the First Amendment to Employment Agreement made as of January 1, 2008 (the “Prior Agreement”). The Company wishes to amend and restate the terms of your employment with the Company and to secure your services on a full-time basis for the period to and including December 31, 2012 (the “Term Date”) on the terms and conditions set forth in this Agreement, and you are willing to provide such services on and subject to the terms and conditions set forth in this Agreement. You and the Company therefore agree as follows:
          1. Term of Employment. Your “term of employment” as this phrase is used throughout this Agreement, shall be for the period beginning on the Effective Date and ending on the Term Date, subject, however, to earlier termination as set forth in this Agreement.
          2. Employment.
               2.1 General. During the term of employment, you shall serve as Chairman, Chief Executive Officer and President of the Company and you shall have the authority, functions, duties, powers and responsibilities normally associated with such position at the Company and such additional authority, functions, duties, powers and responsibilities as may be assigned to you from time to time by the Board of Directors of the Company (the “Board”) consistent with your positions with the Company. During the term of employment, your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a substantially full-time basis all of your skill and experience to the performance of your duties. The foregoing shall not prevent you from devoting such time to your personal affairs as shall not interfere with the performance of your duties hereunder.

               2.2 Reporting. You shall report only to the Board.
               2.3 Other Employment and Activities. You shall have no other employment and, without the prior written consent of the Board, no outside business activities which require the devotion of substantial amounts of your time.
               2.4 Place of Performance. The place for the performance of your services shall be the principal executive offices of the Company in the New York City metropolitan area, subject to such reasonable travel as may be required in the performance of your duties.
          3. Compensation.
               3.1 Base Salary. The Company shall pay you a base salary at the rate of not less than $1,000,000 per annum for the 2009 calendar year and not less than $1,250,000 per annum beginning January 1, 2010 through your remaining term of employment (“Base Salary”). The Company may increase, but not decrease, your Base Salary during the term of employment. Base Salary shall be paid in accordance with the Company’s customary payroll practices.
               3.2 Bonus. You are eligible for an annual cash bonus (“Bonus”) pursuant to the terms of the Time Warner Cable Inc. 2007 Annual Bonus Plan or any replacement plan (the “Bonus Plan”). Although your Bonus is fully discretionary, your target annual Bonus (“Target Bonus”) is 500% of Base Salary (i.e., a Target Bonus at $5,000,000 for calendar year 2009, assuming no Base Salary increase, and $6,250,000 for calendar year 2010 and thereafter, assuming no Base Salary increase), but the Parties acknowledge that your actual Bonus will vary depending on the actual performance of you and the Company, from a minimum of $0 and up to a maximum Bonus equal to 150% of target (i.e., a maximum bonus at $7,500,000 for calendar year 2009, assuming no Base Salary increase, and $9,375,000 for calendar year 2010 and thereafter, assuming no Base Salary increase); provided that in no event shall your Bonus exceed the maximum individual annual bonus provided for in the Bonus Plan. Each year, your personal performance will be considered in the context of your executive duties and any individual and corporate goals set for you by the Board, and your actual Bonus will be determined. Although as a general matter the Company expects to pay bonuses at the target level in cases where individual and corporate goals are achieved, it does not commit to do so, and your Bonus may be negatively affected by the exercise of the Board’s discretion or by overall Company performance. Your Bonus amount, if any, will be paid to you between January 1 and March 15 of the calendar year immediately following the performance year in respect of which such Bonus is earned.
               3.3 Long-Term Incentive Compensation.
                    3.3.1 On the next regularly scheduled grant date following execution of this Agreement by both Parties, the Company shall provide you with a single stock option on shares of the Company’s Common Stock with a Black-Scholes value of $2 million, determined in accordance with the Company’s option valuation procedures (for compensation grant purposes) and having the same general vesting and other terms as provided for under the Company’s annual long-term incentive option grants, pursuant to the stock option award agreement substantially in the form attached hereto as Annex A, which provides, among other things, that you shall be entitled to retirement eligible treatment of the foregoing option or any equity awards granted to you on or after the Effective Date of this Agreement. For purposes of this Agreement “retirement eligible treatment” shall mean the treatment afforded to executives of the Company who are retirement eligible with respect to the vesting, exercise and other features of options and other equity awards, consistent with the terms of the option agreements and restricted stock units agreements previously granted to you and as may be in effect with respect to future grants to you under the Company’s equity plans; it being understood that such treatment, as applicable to the awards granted to you prior to the Effective Date and the option granted pursuant to this Section 3.3.1, provides for full vesting upon retirement and an exercise period equal to five years from the date of retirement or the remaining term of the award or grant (which ever is shorter).
                    3.3.2 The Company shall provide you for each year of your term of employment with long term incentive compensation with a target value beginning with calendar year 2010 (the 2009 long term compensation having already been determined in accordance with the Prior Agreement) of approximately $7,500,000 (based on the valuation method used by the Company for its senior executives for compensation grant purposes) through a combination of stock option grants, restricted stock units or other equity-based awards, cash-based long-term plans or other components as may be determined and in such proportions as may be determined by the Compensation Committee of the Board (“Compensation Committee”) from time to time in its sole discretion. Such awards shall have the same general vesting and other terms as then provided for under the Company’s equity award agreements, which shall provide for retirement eligible treatment.
               3.4 Deferred Compensation. Pursuant to the terms of your previous employment agreements with the Company, you have earned deferred compensation which has been reflected in a special account (the “Trust Account”) maintained on the books of the Time Warner Entertainment Company, L.P. Grantor Trust (“Rabbi Trust”) for your benefit. Pursuant to the terms of the Prior Agreement, your 2008 deferred compensation election and the Rabbi Trust, the amount reflected in the Trust Account shall be distributed to you in a lump sum on the first Company payroll date in the month after the earlier of (a) December 31, 2009 and (b) the date you separate from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).
               3.5 Indemnification. You shall be entitled throughout the term of employment in your capacity as an officer or director of the Company or any of its subsidiaries or a member of a governing body of any partnership or joint venture in which the Company has an equity interest (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the date hereof in the Certificate of Incorporation and By-laws of the Company (not including any amendments or additions after August 1, 2006 that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions), to the extent not prohibited by applicable law at the time of the assertion of any liability against you. In addition, with respect to services you provided to or on behalf of Time Warner Entertainment Company, L.P. (“TWE”) in your capacity as an officer or director of TWE, consistent with the Prior Agreement, you shall be entitled to the benefit of the applicable indemnification provisions contained in the Agreement of Limited Partnership, dated October 29, 1991, as amended, of TWE (not including any amendments or additions after the date of execution of the Prior Agreement that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions), to the extent not prohibited by applicable law at the time of the assertion of any liability against you.

          4. Termination.
               4.1 Termination for Cause The Company may terminate the term of employment and all of the Company’s obligations under this Agreement, other than its obligations set forth below in this Section 4.1, for “cause”. Termination by the Company for “cause” shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised) other than as a result of a moving violation or a Limited Vicarious Liability (as defined below), (b) willful failure or refusal without proper cause to perform your material duties with the Company, including your obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment), (c) willful misappropriation, embezzlement or reckless or willful destruction of Company property, (d) willful and material breach of any statutory or common law duty of loyalty to the Company having a significant adverse financial impact on the Company or on the Company’s reputation; (e) intentional and improper conduct materially prejudicial to the business of the Company or any of its affiliates, (f) willful or material breach of any of the restrictive covenants provided for in Section 9 hereof, or (g) a willful violation of any material Company policy, including the Company’s Standards of Business Conduct, having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if (i) such termination is because of your willful failure or refusal without proper cause to perform any one or more of your obligations under this Agreement, (ii) such notice is the first such notice of termination for any reason delivered by the Company to you under this Section 4.1, and (iii) within 15 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations, the termination shall not be effective. The term “Limited Vicarious Liability” shall mean any liability which is based on acts of the Company for which you are responsible solely as a result of your office(s) with the Company; provided that (x) you are not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) after consulting with the Company’s counsel, you reasonably believed that no law was being violated by such acts.

                    4.1.1 In the event of termination by the Company for cause, without prejudice to any other rights or remedies that the Company may have at law, in equity or Section 11.7.2, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of termination, (ii) to pay any Bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination (other than to the extent any such Base Salary and Bonus may be repayable under the provisions of Section 11.7), (iii) with respect to any rights you have pursuant to any insurance, benefit or incentive plans or arrangements of the Company; (iv) your deferred compensation pursuant to Section 3.4 and (v) your rights to indemnification under Section 3.5 or any other agreement or arrangement with the Company. You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such termination for cause occurs. Payments of Base Salary and Bonus required under this Section shall be made at the same time as such payments would otherwise have been made to you pursuant to Sections 3.1 and 3.2 if you had not been terminated.
               4.2 Termination by You for Material Breach by the Company and Termination by the Company Without Cause. Unless previously terminated pursuant to any other provision of this Agreement and unless a Disability Period shall be in effect, you shall have the right, exercisable by written notice to the Company, to terminate the term of employment effective 30 days after the giving of such notice, if, at the time of the giving of such notice, the Company is in material breach of its obligations under this Agreement; provided, however, that, with the exception of clause (i) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 30-day period the Company shall have cured all such material breaches; and provided further such notice is provided to the Company within 90 days after your knowledge of the occurrence of such material breach. A material breach by the Company shall include, but not be limited to, (i) the Company violating Section 2 with respect to your title, your reporting solely to the Board of Directors, authority, functions, powers, duties, or place of employment, (ii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement or (iii) the failure to reelect you to the Board or your otherwise ceasing to be a member of the Board other than in connection with your removal as a Director for cause under the Company’s by-laws; provided that it shall not be a material breach of this Agreement if you may no longer serve as Chairman of the Company as a result of any change in applicable law, regulation or stock exchange listing requirements (to the extent your continued role as Chairman does not otherwise qualify for “grandfather” treatment under such law, regulation or requirements), so long as you continue to serve as a Director and Chief Executive Officer and President of the Company. The Company shall have the right, exercisable by written notice to you delivered before the date which is sixty (60) days prior to the Term Date, to terminate your employment under this Agreement without cause, which notice shall specify the effective date of such termination. If such notice is delivered on or after the date which is 60 days prior to the Term Date, the provisions of Section 4.3 shall apply. The effective date of termination of your employment pursuant to this Section 4.2 shall be either (x) 30 days after you have given notice as provided for in the first sentence of this Section 4.2 and the Company has failed to cure the material breach set forth in such notice or (y) the date specified in the Company’s notice as provided for in the preceding sentence (in each case, the “Effective Date of Termination”).
                    4.2.1 Termination Benefits. After the Effective Date of Termination pursuant to Section 4.2 (a “termination without cause”), you shall receive Base Salary and a pro rata portion of your Bonus through the Effective Date of Termination, subject to the actual achievement of the performance criteria established under the Bonus Plan for the year of termination, and subject also to exercise by the Board’s Compensation Committee of its negative discretion in such a manner that your Bonus, expressed as a percentage of your Target Bonus for the year of termination, is not less than the Average Percentage (as defined below in this Section 4.1.2), but in no event shall such pro rata bonus exceed a pro rata portion of the maximum Bonus provided for under Section 3.2 of this Agreement. You will also be entitled to any accrued, but unpaid Bonus for any year prior to the year of termination, which has been determined pursuant to Section 3.2 (which, if not determined, shall be subject to the actual achievement of the performance criteria established under the Bonus Plan for the applicable year, and subject also to exercise by the Board’s Compensation Committee of its negative discretion in such a manner that your Bonus, expressed as a percentage of your Target Bonus for the year, is not less than the Average Percentage) and your vested long-term compensation as provided in Sections 3.3.1 and 3.3.2 (if any), and your deferred compensation pursuant to Section 3.4. “Average Percentage” means the quotient (expressed as a percentage) obtained by dividing (x) the sum of the Individual Percentages for each of the named executive officers of the Company for purposes of the Company’s proxy statement for such applicable year

(other than you) (each individually, a “Covered NEO” and collectively, the “Covered NEOs”) , by (y) the number of Covered NEOs for such applicable year. “Individual Percentage” means the quotient obtained by dividing (A) the actual bonus determined by the Compensation Committee for the Covered NEO, by (B) the Covered NEO’s target annual bonus used for purposes of applying the criteria under the Company’s 2008 incentive plan (TWCIP) or any successor plans. The payment of your pro rata Bonus or any Bonus for a year prior to the year of termination pursuant to this Section 4.2.1 shall be paid to you at the times set forth in Section 4.6.
                    4.2.2 Severance Benefits. After the Effective Date of Termination under Section 4.2, subject to Section 4.6, you shall be eligible to continue to receive the salary and benefits payable as if you were an employee of the Company, in the form and at such times as you would have received them had you remained employed during such period, for a period ending on the date (the “Severance Term Date”) which is the later of (i) September 30, 2012 and (ii) the date which is 24 months after the Effective Date of Termination (in the case of either (i) or (ii), the “Severance Period”). During this Severance Period, you (or your estate if you die before payments are completed) shall be entitled to receive severance payments in an amount determined as follows: (a) an annual amount equal to your Base Salary in effect immediately prior to the notice of termination, and (b) an amount equal to the annual Target Bonus that you would have received pursuant to Section 3.2 of this Agreement (based on your Base Salary immediately prior to the notice of termination) in respect of each calendar year during the Severance Period or portion thereof (in which case a pro rata portion of such Bonus will be payable) in the case of (a) and (b), not to exceed amounts payable during the 24 months after the Effective Date of Termination; provided that the amounts payable to you pursuant to this sub-clause (b) shall not duplicate the pro rata bonus for the year in which the Effective Date of Termination occurs, as provided for in Section 4.2.1. If the Severance Period is longer than 24 months, the aggregate payments of Base Salary and Target Bonus to be made in each pay period shall be reduced so that such payments are made pro rata over the Severance Period, without increasing the total value of payments made under this Section 4.2.2.
                    4.2.3 Subsequent Employment. Except as provided in the following sentence, if you accept other full-time employment during the Severance Period or notify the Company in writing of your intention to no longer be treated as if you were an employee during the Severance Period, you shall cease to be treated as if you were an employee of the Company, including for purposes of your rights to receive certain post-termination benefits under Section 8.2 (provided, however, you shall continue to eligible to participate in the Company’s medical, hospitalization, and dental programs during the Severance Period or otherwise be provided with coverage and benefits comparable to those available under such programs at such time until such time as you become eligible for comparable coverage in connection with accepting such full time employment), with such cessation of post-termination benefits effective upon the commencement of such other employment or the effective date of such termination as specified by you in such notice, whichever is applicable, but you shall continue to receive the remaining payments you would have received pursuant to Sections 4.2.1 and 4.2.2 at the times specified therein. Notwithstanding the foregoing, if you accept full-time employment with any affiliate of the Company, then the payments provided for in Section 4.2.2 shall immediately cease. For purposes of this Agreement, the term “affiliate” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.
                    4.2.4 Office Facilities. In the event of a termination without cause or a termination pursuant to Section 4.3, then for the period beginning as of the Effective Date of Termination and ending on the earlier of (a) twelve months thereafter or (b) the date you commence other full-time employment, the Company shall, without charge to you, make available to you office space at or near your principal job location immediately prior to such termination, together with secretarial services, office facilities, services and furnishings, in each case reasonably appropriate to an executive of your position and responsibilities prior to such termination, but taking into account your reduced need for such office space, secretarial services and office facilities, services and furnishings as a result of you no longer being a full-time employee.
                    4.2.5 Reduction of Severance Payments. Notwithstanding any provision of this Agreement to the contrary, if you breach the provisions of Section 9.1 or 9.2 during the relevant restricted period provided for in such sections (the “Restricted Period”), all payment and other obligations of the Company pursuant to Section 4.2.2 and Section 8.2 shall cease as of the date of the breach. In addition, if at any time following the expiration of the Restricted Period, and during the remaining Severance Period, you render services to, or act in any capacity for, or acquire any interest of any type in (in excess of the investment level permitted under Section 9.2 hereof), any “Competitive Entity”

(whether or not such activity falls within the Restricted Period) the amount of any cash compensation which you are eligible to receive during such period (whether actually paid to you or deferred at your election into equity or any other deferral arrangement) shall reduce (dollar for dollar) any subsequent payments of Base Salary and/or Target Bonus that would otherwise be paid to you during the Severance Period. The provisions of this Section 4.2.5 shall not affect (x) the terms and conditions of any of your then outstanding options, restricted stock units or other Company equity awards and (y) your continued medical, dental and hospitalization coverage as provided for in Section 8.2 hereof. Notwithstanding anything herein to the contrary, the reduction of payments provided for in this Section 4.2.5 shall not apply after the first twelve months of the Severance Period if you are employed by an entity or person that is not itself a Competitive Entity, but either (x) has a division, business unit or segment that is a division, business unit or segment that is a Competitive Entity or (y) has an affiliate that (i) is a Competitive Entity or (ii) has a division, business unit or segment that is a Competitive Entity, so long as you demonstrate, to the Company’s reasonable satisfaction (e.g., represent and warrant to the Company in writing and describe the nature and scope of your responsibilities) from time to time that you do not and will not, directly or indirectly, provide services or advice to such division, business unit or segment, or such affiliate (or its division, business unit or segment) that is a Competitive Entity, or otherwise breach your obligations under Section 9 hereof. Nothing in this Section 4.2.5 shall limit your repayment obligations to the Company under Section 11.7.
               4.3 Expiration of Term. If at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the Parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then your employment shall be terminated effective on the Term Date and the Company shall have no further obligation to you, other than (i) to pay Base Salary through the Effective Date of Termination, (ii) to pay any Bonus compensation for the last calendar year of the term of employment, based on actual performance results (subject to the exercise by the Compensation Committee of its negative discretion in such a manner that your Bonus, expressed as a percentage of your Target Bonus for the year, is not less than the Average Percentage), at such time as such Bonus compensation would otherwise be due and payable, (iii) with respect to any rights you have pursuant to any insurance or benefit and incentive plans or arrangements of the Company (iv) your rights to indemnification under Section 3.5 or any other agreement or arrangement of the Company and (v) any Bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination (or if not then determined, such Bonus shall be subject to the actual achievement of the performance criteria established under the Bonus Plan for the applicable year, and subject also to exercise by the Board’s Compensation Committee of its negative discretion in such a manner that your Bonus, expressed as a percentage of your Target Bonus for the year, is not less than the Average Percentage).
               4.4 Termination By You Absent Material Breach By the Company. You recognize and agree that by virtue of your position you will have access to confidential and sensitive business and proprietary information and valued client and other business relationships and that as a result it is reasonable and necessary to provide for a smooth transition in the event you chose to resign or retire. Consequently, in the event of your resignation or retirement before the Term Date you agree to provide the Company with sixty (60) days prior written notice of your intent to terminate your employment after the expiration of such sixty (60) day period (the “Notice Period”). During the Notice Period, the Company may, in its sole discretion, require you to perform your regular duties, reduce your previous duties or assign to you other duties, as well as directing you to no longer physically be present in the Company’s offices or premises; provided that during such period you shall receive your normal compensation and benefits. In the event of your resignation or retirement pursuant to this Section 4.4, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of termination, as provided for in this Section 4.4 and any Bonus for any year prior to the year in which such termination occurs that has been determined by the Compensation Committee but not yet paid as of the date of such termination (other than to the extent any such Base Salary and Bonus may be repayable under the provisions of Section 11.7), (ii) with respect to any rights you have pursuant to any insurance or benefit or incentive plans or arrangements of the Company, (iii) your deferred compensation pursuant to Section 3.4 and (iv) your rights to indemnification under Section 3.5 or any other agreement or arrangement of the Company. You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such resignation or retirement before the Term Date occurs.

               4.5 Release. A condition precedent to the Company’s obligation to make the payments associated with a termination without cause or a termination by you as a result of a material breach by the Company shall be your execution and delivery of a release in the form attached hereto as Annex B. Such release must be returned no later than sixty (60) days after your separation from service with the Company; assuming your compliance with the foregoing, such payments shall commence on the first regular payroll date on or after the sixtieth (60th) day after your termination of employment. If you fail to execute and deliver such release, or if you revoke such release as provided therein, then you shall not be entitled to any severance benefits under this Agreement.
               4.6 Payments. Subject to the provisions of Section 4.5 with respect to the commencement of payments due you and the last sentence of this Section 4.6, payments of Base Salary and Bonus required to be made to you after a termination without cause shall be made at the same times as such payments otherwise would have been paid to you pursuant to Sections 3.1 and 3.2 if you had not been terminated; provided, however, that any payment or benefit otherwise required to be made or provided after a termination without cause or a termination by you as a result of a material breach by the Company of this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (a) six months after the date of your “separation from service” (within the meaning of Section 409A of the Code) and (b) the payment date or commencement date specified in this Agreement for such payment(s). On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. Notwithstanding the foregoing, if your employment is terminated pursuant to Section 4.2 hereof within two years after a change in control event, as defined in Treasury Regulations Section 1.409A-3(i)(5), all of the cash severance payments due you pursuant to Section 4.2.2 shall be paid in a single lump sum (less all applicable payroll tax deductions and applicable deductions for any benefits otherwise continuing during the Severance Period) within 30 days of the termination of your employment, provided that $200,000 of the payments due you shall be paid in equal payroll installments through September 30, 2012.
               4.7 Mitigation of Damages. The Parties agree that you are not required to seek other employment or to mitigate the amounts payable under the

Agreement. Except as provided for in Section 4.2.5, no compensation earned by you from subsequent employment will reduce any amount payable under this Agreement, except that the availability of benefits and office space shall cease upon your commencement of full-time employment, as provided for in Sections 4.2.3 and 4.2.4, respectively.
                    4.8 IRC Sections 280G and 4999. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any amount or benefit paid or distributed to you pursuant to this Agreement or any other agreement or arrangement between the Company and you (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 4.8, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the excise tax imposed by Section 4999) results in your receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by an independent public accountant selected by the Company and reasonably acceptable to you (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
                         4.8.1 If you receive reduced payments and benefits by reason of this Section 4.8 and it is established pursuant to a final determination of the court or an Internal Revenue Service proceeding that you could have received a greater amount without resulting in an excise tax, then the Company shall promptly thereafter pay you the aggregate additional amount which could have been paid without resulting in an excise tax as soon as practicable.
                    4.8.2 The parties agree to cooperate generally and in good faith with respect to (i) the review and determinations to be undertaken by the Accountants as set forth in this Section 4.8.1 and (ii) any audit, claim or other proceeding brought by the Internal Revenue Service to review or contest or otherwise related to the determinations of the Accountants as provided for in this Section 4.8.1, including any claim or position taken by the Internal Revenue Service that, if successful, would require the payment by you of any additional excise tax, over and above the amounts of excise tax established under the procedure set forth in this Section 4.8.1.
                    4.8.3 The reduction of Company payments, if applicable, shall be effected in the following order (unless you, to the extent permitted by Section 409A of the Code, elect another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments, (ii) any other cash amounts payable to you, (iii) any benefits valued as parachute payments (iv) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value of the underlying stock, in order of the option tranches with the largest Section 280G parachute value, (v) acceleration of vesting of any equity award that is not a stock option and (vi) acceleration of vesting of any stock options for which the exercise price is less then the fair market value of the underlying stock in such manner as would net you the largest remaining spread value if the options were all exercised as of the Section 280G event.
          5. Disability.
               5.1 Disability Payments. If during the term of employment and prior to the delivery of any notice of termination without cause, you become physically or mentally disabled, whether totally or partially, so that you are unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Company shall, nevertheless, continue to pay your full compensation through the last day of the sixth consecutive month of disability or the date on which any shorter periods of disability shall have equaled a total of six months in any twelve-month period (such last day or date being referred to herein as the “Disability Date”). If you have not resumed your usual duties on or prior to the Disability Date, the Company shall pay you a pro rata Bonus (based on actual performance results and the exercise by the Board’s Compensation Committee of its negative discretion in such a manner that your Bonus, expressed as a percentage of your Target Bonus for the year, is not less than the Average Percentage for the year in which the Disability Date occurs) and thereafter shall pay you disability benefits for the period ending on the later of (i) the Term Date or (ii) the date which is twelve months after the Disability Date (in the case of either (i) or (ii), the “Disability Period”), in an annual amount equal to 75% of (a) your Base Salary at the time you become disabled and (b) your Target Bonus. All payments pursuant to this Section 5.1 shall be made at the times specified in Section 4.6 and shall be subject to Section 11.17.
               5.2 Recovery from Disability. If during the Disability Period you shall fully recover from your disability, the Company shall have the right (exercisable within 60 days after notice from you of such recovery), but not the obligation, to restore you to full-time service at full compensation. If the Company elects to restore you to full-time service, then this Agreement shall continue in full force and effect in all respects and the Term Date shall not be extended by virtue of the occurrence of the Disability Period. If the Company elects not to restore you to full-time service, you shall be entitled to obtain other employment, subject, however, to the following: (i) you shall perform advisory services during any balance of the Disability Period; and (ii) you shall comply with the provisions of Section 9 during the Disability Period and afterward as provided for therein. The advisory services referred to in clause (i) of the immediately preceding sentence shall consist of rendering advice concerning the business, affairs and management of the Company as requested by the Board but you shall not be required to devote more than five days (up to eight hours per day) each month to such services, which shall be performed at a time and place mutually convenient to both Parties. Any income from such other employment shall not be applied to reduce the Company’s obligations under this Agreement.
               5.3 Other Disability Provisions. The Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to Section 5.1 an amount equal to all disability payments received by you during the Disability Period from Worker’s Compensation, Social Security and disability insurance policies maintained by the Company; provided, however, that for so long as, and to the extent that, proceeds paid to you from such disability insurance policies are not includible in your income for federal income tax purposes, the Company’s deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) a fraction, the numerator of which is one and the denominator of which is one less the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments. All payments made under Section 5 after the Disability Date are intended to be disability payments, regardless of the manner in which they are computed. Except as otherwise provided in Section 5, the term of employment shall continue during the Disability Period, and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Sections 4.2 and 4.3 shall not apply during the Disability Period. Unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be treated as an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time.
          6. Death. If you die during the term of employment, this Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive Base Salary to the last day of the month in which your death occurs, any Bonus award for any year prior to the year in which your death occurs that has been determined but not yet paid (which if not determined, shall be based on the actual achievement of the performance targets set up under the Bonus Plan for the applicable year, subject to exercise by the Board’s Compensation Committee of its negative discretion in such a manner that your bonus, expressed as a percentage of your target Bonus for the year, is not less than the Average Percentage) as of the date of your death, and Bonus compensation (at the time bonuses are normally paid) for the year in which your death occurs based on the actual performance results for that year (subject to the exercise by the Board’s Compensation Committee of its negative discretion in a manner that is not materially greater than the negative discretion applied to other senior executives), but prorated according to the number of whole or partial months you were employed by the Company in such calendar year. For the purposes of clarity, it is intended that any vested rights you or your beneficiaries may have at the time of your death or as a result of your death pursuant to any insurance or benefit and incentive plans or arrangements of the Company or any benefit and incentive plans described in Sections 3.4 and 8 shall be governed by the terms and provisions of such insurance or benefit and incentive plans and arrangements.
          7. Insurance. During your employment with the Company, the Company shall (i) provide you with $50,000 of group life insurance and (ii) pay you annually an amount equal to two times the premium you would have to pay to obtain life insurance under the Group Universal Life (“GUL”) insurance program made available by the Company in an amount equal to $4,000,000. You shall be under no obligation to use the payments made by the Company pursuant to the preceding sentence to purchase GUL insurance or to purchase any other life insurance. If the Company discontinues its GUL insurance program, the Company shall nevertheless make the payments required by this Section 7 as if such program were still in effect. The payments made to you hereunder shall not be considered as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit-sharing or other benefit plan of the Company or any subsidiary of the Company.
          8. Other Benefits.
               8.1 Generally Available Benefits. To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its executives, during the term of employment and so long as you are an employee of the Company, you shall be eligible to participate in any pension, excess plan, profit-sharing, savings, or similar plan or program and in any group life insurance (to the extent set forth in Section 7), hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter for its senior corporate executives. For the purpose of clarity, you shall be entitled during the term of employment and so long as you are an employee of the Company, to receive other benefits generally available to all senior executives of the Company to the extent you are eligible under the general provisions thereof, including, without limitation, to the extent maintained in effect by the Company for its senior executives, an automobile allowance and financial services; provided that, effective December 31, 2009, your eligibility for automobile allowance benefits shall terminate automatically.

               8.2 Benefits After a Termination or Disability. During the Severance Period or the Disability Period, subject to Section 4.2.3, you shall continue to be treated as if you were an employee of the Company and shall continue to be eligible to participate in the Company’s life insurance (including GUL premiums provided for in Section 7) and medical, dental and hospitalization programs, and receive Company courtesy services and financial planning services, as provided for under Section 8.1 above, in each case to the extent such benefits are maintained in effect by the Company for its senior executives or comparable arrangements that may be implemented for former employees covered by severance arrangements; provided, further, that you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock based incentive plan. As of your Effective Date of Termination or the end of the Disability Period (or earlier if you are deemed to have incurred a separation from service due to disability), you will no longer be permitted to contribute to or receive a Company match in the TWC Savings Plan and you will no longer accrue benefit service under the Time Warner Cable Pension Plan or the Time Warner Cable Excess Benefit Pension Plan, and your rights under those plans will be determined in accordance with the terms of those plans and applicable law. After the Severance Period or Disability Period, as applicable, your rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of the Company or under any stock option, restricted stock, stock appreciation right, bonus unit, management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock units, or other awards were granted.
               8.3 Payments in Lieu of Other Benefits. In the event the term of employment and your employment with the Company is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the Company’s general employee policies or to be paid for any accrued vacation time, the payments provided for in such sections of this Agreement being in lieu thereof.

          9. Protection of Confidential Information; Non-Compete; Ownership of Work Product.
               9.1 Confidentiality Covenant. You acknowledge that your employment by the Company will, throughout the term of employment, bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. You further acknowledge that (i) the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character and (ii) while the business is currently domestic in scope, it may in the future expand and become international in scope, with its products and services marketed throughout the world, and that if that were to be the case the nature of your services, position and expertise are such that you would be capable of competing with the Company not merely in the United States but from nearly any location in the world. In recognition of the foregoing, you covenant and agree:
                    9.1.1 You shall keep secret all confidential matters of the Company and, except in the performance of your duties, shall not disclose such matters to anyone outside of the Company, and shall not use such information for personal benefit or the benefit of a third party, either during or after the term of employment, except with the Company’s written consent, provided that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder, (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process and (iii) to the extent necessary to enforce the terms of this Agreement;
                    9.1.2 You shall deliver promptly to the Company on termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control; provided that you may retain your personal tax, financial or accounting records and your documents in your personal files related to your benefits, equity and rights under this Agreement; and

                    9.1.3 If the term of employment is terminated pursuant to Section 4, for a period of one year after such termination, without the prior written consent of the Company, you shall not directly or indirectly, (i) solicit, induce, encourage or attempt to influence any customer, independent contractor, joint venturer or supplier of the Company to cease to do business with or to otherwise terminate his, her or its relationship with the Company, (ii) solicit or hire or cause any entity of which you are an affiliate to solicit or hire, any person who was a full-time employee of the Company at the date of such termination or within six months prior thereto; provided that such prohibition shall not apply to your secretary or executive assistant or to any other employee eligible to receive overtime pay or (iii) breach your non-disparagement obligations in Section 11.18 hereof. Nothing in this Section 9.1.3 shall restrict your ability to (i) solicit customers on behalf of an entity that at the time of such solicitation does not, and as a result of such solicitation will not, qualify as a Competitive Entity under the provisions of Section 9.2(vii), (ii) solicit any independent contractor, joint venturer or supplier of the Company on behalf of an entity that qualifies as a Competitive Entity under the provisions of Section 9.2(vii), (iii) engage in general advertising not targeted at Company employees or serve as a reference for an employee with regard to an entity with which you are not affiliated or (iv) hire any former employee of the Company who was terminated involuntarily by the Company, so long as you were not, directly or indirectly, involved in the circumstances giving rise to such termination.
               9.2 Non-Compete. During the term of employment and through twelve months after the effective date of any termination of the term of employment pursuant to Section 4, you shall not, directly or indirectly, without the prior written consent of the Board of the Company, render any services to, or act in any capacity for, any person or entity which is a Competitive Entity (as defined below) with the Company, or acquire any interest of any type in any such person or entity; provided, however, that the foregoing shall not be deemed to prohibit you from acquiring, (a) solely as an investment and through market purchases, securities of any Competitive Entity (defined below) which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (b) securities of any Competitive Entity that are not publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity. For purposes of the foregoing, a person or entity is deemed to be a Competitive Entity if such entity is (I) one of the companies set forth below in sub-clauses (i)-(vii)(each individually a “Designated Company,” and collectively the “Designated Companies”) or (II) any subsidiary, division or business unit or segment of, or joint venturer with, or successor to, any Designated Company (a “Direct Affiliate”), or (III) any person or entity controlling, controlled by or under common control with such Designated Company (a “Category III Affiliate”): (i) AT&T Inc., (ii) Verizon Communications Inc., (iii) DIRECT TV, Inc., (iv) DISH Network L.L.C., (v) Comcast Corporation, (vi) Cablevision Systems Corporation, or (vii) any provider of multichannel video, high-speed data or telephone services, in each case through any technological platform, to residential or commercial customers with 3,000,000 or more customers; provided that you may be employed by any Category III Affiliate, so long as you demonstrate to the Company’s reasonable satisfaction (e.g. represent and warrant to the Company in writing and describe the nature of your responsibilities) that you do not and will not, directly or indirectly, provide services or advice to, or have any responsibility for or supervision of, any Designated Company or Direct Affiliate.
               9.3 Ownership of Work Product. You acknowledge that during the term of employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof.
               9.4 You acknowledge that the restrictions contained in this Section 9, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company.
          10. Notices. All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, or by facsimile with receipt confirmed, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
               10.1 If to the Company:
Time Warner Cable Inc.
60 Columbus Circle
New York, New York 10023
Attention: General Counsel
Facsimile: 212-364-8254
               10.2 If to you, to your residence address set forth on the records of the Company, with a copy to:
Paul M. Ritter, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Facsimile: 212.715.8091

          11. General.
               11.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.
               11.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
               11.3 Entire Agreement. This Agreement, including Annexes A, B and C, set forth the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral, between the Parties.
               11.4 No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.
               11.5 Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor. In addition, if in the event that the assets of the Company are directly or indirectly combined (whether by merger, sale of assets or stock, joint venture or otherwise) with the assets of another entity, whether or not the Company has control over the combined entity, the Company shall be in material breach of its obligations under this Agreement if, at such time, you are employed as Chief Executive Officer of the Company and you are not offered the position of Chief Executive Officer of such combined company.
               11.6 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the Parties hereto, or in the case of a waiver, by the party waiving compliance; provided that, no such amendment or modification shall be effective solely as a result of an e-mail exchange and shall require the manual signatures of an authorized representative of the Company and yourself on a document expressly prepared to amend or modify this Agreement. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. In addition, the Parties agree that the Board may delegate its authority under this Agreement to the Compensation Committee or any other special committee of the Board that the Board deems appropriate under the circumstances; provided that in no event shall you be required to report to any body other than the Board.
               11.7 Remedies.
                    11.7.1 Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Section 9, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.
                    11.7.2 Option, Stock and Other Compensation Forfeiture. In addition to the injunctive remedies available to the Company pursuant to Section 11.7.1 above, you agree that in the event of the termination of your employment for a “Covered Cause Event” (as defined below)(each a “Forfeiture Event”), the Company shall be entitled to the following additional remedies: (i) your options and any other equity or cash-based awards granted on or after the Effective Date and within one year of the occurrence of the Covered Cause Event shall be subject to the forfeiture and repayment conditions set forth on Annex C to this Agreement and (ii) you shall repay to the Company, within sixty (60) days of written demand, all Base Salary and Bonus previously made to you during the period in which you engaged in the conduct giving rise to the Covered Cause Event. Notwithstanding any of the foregoing, the Board or committee to whom the Board has delegated such matters shall retain sole discretion regarding whether to seek the remedies set forth in this Section 11.7.2 and in Section 11.7.3. For purposes of this Section 11.7.2 (I) a “Covered Cause Event” shall mean any conduct and/or activity falling within sub-clauses (a), (c), (d), (e), (f)(other than a breach of Section 9.1.3 hereof or a non-material breach of Sections 9.1.1 or 9.1.2 hereof) and (g) of the definition of “cause” set forth in Section 4.1 above, (II) in the case of sub-clauses (a) (c), (d),(e) and (g) the conduct has a significant adverse financial impact on the Company, (III) the reference to “felony” in sub-clause (a) shall be limited solely to any acts or omissions arising in the performance of your duties and responsibilities for, or matters involving the assets or property of, the Company or its affiliates and (IV) for purposes of this Section 11.7.2, no act or failure to act will be considered “willful” with respect to “cause” unless it has been done, or omitted to be done, by you in bad faith and without reasonable belief that the action was in the best interests of the Company; provided further that any act, or failure to act, based upon authority or instruction(s) given to you pursuant to a resolution duly adopted by the Board, or based upon the advice of counsel for the Company, will be conclusively presumed to be done or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding any other provision of this Agreement to the contrary, and to the extent permitted by applicable law, the Company shall have the right to offset against any amounts owed to you by the Company any repayment obligations or liabilities that you may have under Sections 11.7.2 and 11.7.3 and Annex C of this Agreement. This Section 11.7.2 and Annex C shall not apply unless the Company gives you written notice of its exercise of its rights under this Section 11.7.2 and Annex C within ninety (90) days of the Board becoming aware of the conduct giving rise to the Covered Cause Event; provided that other than in the case of an ongoing course of conduct, the Company shall provide you with written notice within eighteen (18) months of conduct giving rise to the Covered Cause Event, or in the case of the cessation of an ongoing course of conduct, within eighteen (18) months of such cessation, and if it fails to do so such conduct shall no longer provide a basis for any forfeiture pursuant to this Section 11.7.2. In the event of a change of ownership or control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (in each case as defined under Section 280G of the Code), no person or entity acquiring such ownership or control may enforce the provisions of this Section 11.7.2 against you if at the time of such transaction such person or entity was aware of, or reasonably should have known of, events or circumstances that would have given the Company grounds to have terminated your employment for a Covered Cause Event.
                    11.7.3 Other Forfeitures of Compensation. You hereby acknowledge and agree that you are subject to Section 304 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and that pursuant thereto you may under certain circumstances be obligated to pay back to the Company certain amounts previously received by you. In addition, in connection with any grant, payment or settlement made on your behalf (i.e., in connection with any incentive and/or performance based compensation), based in whole or in part on the financial performance criteria of the Company, or any division thereof, that are subsequently determined by the Board or a committee thereof to be materially incorrect, you hereby agree that you shall pay back to the Company upon request of the Board, the Board’s audit committee, or a committee of independent Board members, within sixty (60) days of written demand, amounts previously received by you as bonuses or other incentive or equity compensation, equal to the amount by which your compensation would have been reduced had the performance criteria been correctly applied; it being understood that you shall retain any such remaining compensation attributable to the correct application of such performance criteria. Notwithstanding anything herein to the contrary, no amount shall be repaid by you more than once under Section 11.7.2 and this Section 11.7.3. If, as a result of any determination hereunder, the Board or a committee thereof determines that additional amounts may be due you and other executives, based on the correct application of such performance criteria, such amounts shall be paid to you in the calendar year in which such determination occurs.
                    11.7.4 Tax Liabilities with Respect to Forfeitures of Reimbursement Obligations. Except to the extent required under the Sarbanes-Oxley Act, repayments to the Company of amounts previously paid to you or of gain realized by you in connection with any option or equity award, as may be provided for in Sections 11.7.2 and 11.7.3 and Annex C, shall be reduced by the Net Tax Cost of amounts of previously paid compensation and/or gain. “Net Tax Cost” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by you in respect of the compensation or gain received that is subject to reimbursement, after taking into account any and all available deductions, credits or other offsets allowable to you (including, without limitation, any deduction permitted under the claim of right doctrine), and regardless of whether you would be required to amend any prior income or other tax returns, subject to your documentation that deductions, credits or other offsets otherwise available or allowable to you could not be used as a result of your actual tax position.
               11.8 Resolution of Disputes. Except as provided in the preceding Section 11.7, any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of either you or the Company, be submitted to JAMS for resolution in arbitration in accordance with the rules and procedures of JAMS. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 11.8. Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the Parties consent to the jurisdiction of the New York courts for this purpose. The prevailing party shall be entitled to recover the costs of arbitration (including reasonable attorneys’ fees and the fees of experts) from the losing party; provided that each party shall bear its own costs (including attorney’s fess and the fees of experts) with respect to any action arising under Section 11.7.2. If at the time any dispute or controversy arises with respect to this Agreement, JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions of this Section 11.8. If you shall be the prevailing party in such arbitration, the Company shall promptly pay, upon your demand, all legal fees, court costs and other costs and expenses incurred by you in any legal action seeking to enforce the award in any court.
               11.9 Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.
               11.10 No Conflict. You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.
               11.11 Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.
               11.12 No Offset. Except as provided by Section 11.7 and Annex C, neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.
               11.13 Severability. If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided,

however, that the Parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
               11.14 Survival. Sections 3.4, 4.8 8.3 and 9 through 11 shall survive any termination of the term of employment by the Company pursuant to Sections 4.1, 4.3, or 4.4. Sections 3.4, 4.5, 4.8 and 8 through 11 shall survive any termination of the term of employment pursuant to Sections 4.2, 5 or 6.
               11.16 Definitions. The following terms are defined in this Agreement in the places indicated:
Accountants — Section 4.8
affiliate — Section 4.2.3
Average Percentage — Section 4.2.1
Base Salary — Section 3.1
Board — Section 2.1
Bonus — Section 3.2
Bonus Plan — Section 3.2
Category III Affiliate — Section 9.2
cause — Section 4.1
Code — Section 3.4
Company — the first paragraph on page 1
Compensation Committee — Section 3.3.2
Competitive Entity — Section 9.2
Covered Cause Event — Section 11.7.2
Covered NEOs — Section 4.2.1
Designated Company — Section 9.2
Direct Affiliate — Section 9.2
Disability Date — Section 5
Disability Period — Section 5
Effective Date — the first paragraph on page 1
Effective Date of Termination—Section 4.2
Forfeiture Event — 11.7.2
GUL — Section 7
Individual Percentage —Section 4.2.1
Limited Vicarious Liability — Section 4.1
Net Tax Cost — Section 11.7.4

Notice Period — Section 4.4
Parties — the first paragraph on page 1
Payments — Section 4.8
Prior Agreement — the second paragraph on page 1
Rabbi Trust — Section 3.4
Restricted Period — Section 4.2.5
retirement-eligible treatment —Section 3.3.1
Sarbanes-Oxley Act — Section 11.7.3
separation from service — Section 4.6
Severance Period — Section 4.2.2
Severance Term Date — Section 4.2.2
Target Bonus — Section 3.2
Term Date — the second paragraph on page 1
term of employment — Section 1
termination without cause — Section 4.2.1
Trust Account — Section 3.4
TWE — Section 3.5
you — the first paragraph on page 1
your — the first paragraph on page 1
Work Product — Section 9.3
               11.17 Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of your separation from service with the Company you are a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 11.17; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.
               11.18 Mutual Non-Disparagement. For a period of one year after the termination of your employment with the Company, you shall not, directly or indirectly, disparage, make negative statements about or act in any manner which is intended to or does damage to the goodwill of, or the business or personal reputations of the Company or any of its affiliates, or those individuals who serve or served as an officer or director of the Company or any of its affiliates on or after the Effective Date. During such period, the senior executive team of the Company shall not, directly or indirectly, disparage, make negative statements about or act in any manner which is intended to or does damage your business or personal reputation. Nothing in this Section 11.18 shall prohibit or bar the Company or you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative, or from making any truthful disclosure required under law or from enforcing any rights under this Agreement (including any violation by the other party of the provisions of this Section 11.18). It shall not be a violation of this Section 11.18 if (i) you respond to any disparaging or negative statements about you or any action which is intended to or does damage your business or personal reputation, in each case resulting from acts or statements by the Company or its officers, directors or employees, in each case so long as your response is otherwise truthful and not misleading or (ii) the Company responds to any statements or actions by you in violation of this Section 11.18, so long as its response is otherwise truthful and not misleading.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

TIME WARNER CABLE INC.
By	/s/ Marc Lawrence-Apfelbaum

/s/ Glenn A. Britt
Glenn A. Britt

ANNEX A — I
Time Warner Cable Inc. 2006 Stock Incentive Plan
Non-Qualified Stock Option Agreement,
For Use after the Separation Date
Time Warner Cable Inc.
Non-Qualified Stock Option Agreement
General Terms and Conditions
          WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
          WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
          1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
               (a) “Cause” means “Cause” as defined in an employment, consulting, advisory or similar agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Cause” means (i) the Participant’s continued failure substantially to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company or any of its Affiliates to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) the Participant’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, (iv) the Participant’s insubordination, willful malfeasance or willful misconduct in connection with the Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) the Participant’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Participant is subject. The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.
               (b) “Disability” means, “Disability” as defined in an

employment, consulting, advisory or similar agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time.
               (c) “Expiration Date” means the expiration date set forth on the Notice (as defined below).
               (d) “Good Reason” means “Good Reason” as defined in an employment, consulting, advisory or similar agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there is no such agreement, “Good Reason” means (i) a breach by the Company or any Affiliate of any employment or consulting agreement to which the Participant is a party and (ii) following a Change in Control, (x) the failure of the Company to pay or cause to be paid the Participant’s base salary or annual bonus when due or (y) any substantial and sustained diminution in the Participant’s authority or responsibilities materially inconsistent with the Participant’s position; provided that either of the events described in clauses (x) and (y) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice of his or her termination of employment for Good Reason prior to such date.
               (e) “Notice” means the Notice of Grant of Stock Option, which has been provided to the Participant separately and which accompanies and forms a part of this Agreement.
               (f) “Participant” means an individual to whom Options as set forth in the Notice have been awarded pursuant to the Plan and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.
               (g) “Plan” means the equity plan, as such plan may be amended, supplemented or modified from time to time, maintained by the Company that is specified in the Notice.
               (h) “Retirement” means a voluntary termination of Employment by the Participant (i) following the attainment of age 55 with ten (10) or more years of service as an employee or a director with the Company or, with respect to any years of service before the Separation Date, any Time Warner Affiliate or (ii) pursuant to a retirement plan or early retirement program of the Company or any Affiliate.
               (i) “Time Warner Affiliate” means, during any period when the Company was consolidated with Time Warner Inc. for financial reporting purposes, Time Warner Inc. and any entity that was consolidated with Time Warner Inc. for financial reporting purposes or any other entity designated by the Board in which Time Warner Inc. had a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.
               (j) “Vested Portion” means, at any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.
          2. Grant of Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, the number of Shares set forth on the Notice, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option (the “Option Price”) shall be as set forth on the Notice. The Option is intended to be a non-qualified stock option, and as such is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.
          3. Vesting of the Option.
               (a) In General. Subject to (i) the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or an Affiliate that provides for treatment of Options that is more favorable to the Participant and (ii) Sections 3(b) and 3(c), the Option shall vest and become exercisable at such times as are set forth in the Notice.
               (b) Change in Control. Notwithstanding the foregoing, in the event of a Change in Control, the unvested portion of the Option, to the extent not previously canceled or forfeited, shall immediately become vested and exercisable upon the earlier of (i) the first anniversary of the Change in Control or (ii) the termination of the Participant’s Employment (A) by the Company other than for Cause (unless such termination is due to death or Disability) or (B) by the Participant for Good Reason.
               (c) Termination of Employment. If the Participant’s Employment with the Company and its Affiliate terminates for any reason (including, unless otherwise determined by the Committee, a Participant’s change in status from an employee to a non-employee (other than director of the Company or any Affiliate)), the Option, to the extent not then vested, shall be immediately canceled by the Company without consideration; provided, however, that if the Participant’s Employment terminates due to death, Disability or Retirement, the unvested portion of the Option, to the extent not previously canceled or forfeited, shall immediately become vested and exercisable. The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a) of this Agreement. For purposes of this paragraph 5, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by the Company or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence is approved in writing by the Company or any Affiliate subject to the other terms and conditions of the Agreement and the Plan. Notice of any such approved leave of absence should be sent to the Company, but such notice shall not be required for the leave of absence to be considered approved.

          4. Exercise of Option.
               (a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, and the terms of any employment, consulting, advisory or similar agreement entered into by the Participant and the Company or an Affiliate that provides for treatment of Options that is more favorable to the Participant than clauses (i) — (vii) of this Section 4(a), the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the Expiration Date. Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of the Option shall remain exercisable for the period set forth below. If the last day on which the Option may be exercised, whether the Expiration Date or due to a termination of the Optionee’s Employment prior to the Expiration Date, is a Saturday, Sunday or other day that is not a trading day on the New York Stock Exchange (the “NYSE”) or, if the Company’s Shares are not then listed on the NYSE, such other stock exchange or trading system that is the primary exchange on which the Company’s Shares are then traded, then the last day on which the Option may be exercised shall be the preceding trading day on the NYSE or such other stock exchange or trading system.
               (i) Death or Disability. If the Participant’s Employment with the Company or its Affiliates terminates due to the Participant’s death or Disability, the Participant (or his or her representative) may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three (3) years following the date of such termination and (B) the Expiration Date;
               (ii) Retirement. If the Participant’s Employment with the Company or its Affiliates terminates due to the Participant’s Retirement, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) five (5) years following the date of such termination and (B) the Expiration Date; provided, that if the Company or its Affiliates has given the Participant notice that the Participant’s Employment is being terminated for Cause prior to the Participant’s election to terminate due to the Participant’s Retirement, then the provisions of Section 4(a)(v) shall control;
               (iii) Unsatisfactory Performance; Voluntary Termination without Good Reason. If the Participant’s Employment with the Company or its Affiliates is terminated by the Company or its Affiliates (other than after a Change in Control as set forth in Section 4(a)(vi)) for unsatisfactory performance, but not for Cause (as determined in its sole discretion by the Company), or the Participant voluntarily terminates Employment at any time without Good Reason, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) three months following the date of such termination and (B) the Expiration Date; provided, that if the Company or its Affiliates has given the Participant notice that the Participant’s Employment is being terminated for Cause prior to the Participant’s election to voluntarily terminate Employment without Good Reason, then the provisions of Section 4(a)(v) shall control;
               (iv) Termination other than for Cause. Subject to the provision of Section 4(a)(vi), if the Participant’s Employment with the Company or its Affiliates is terminated by the Company for any reason other than by the Company or its Affiliates for Cause, unsatisfactory performance or due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date;
               (v) Termination by the Company for Cause. If the Participant’s Employment with the Company or its Affiliates is terminated by the Company or its Affiliates for Cause, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one month following the date of such termination and (B) the Expiration Date; provided, however, that if the Participant is terminated by the Company or its Affiliates for Cause on account of one or more acts of fraud, embezzlement or misappropriation committed by the Participant, the Vested Portion of the Option shall immediately terminate in full and cease to be exercisable;
               (vi) After a Change in Control. If the Participant’s Employment with the Company or its Affiliate terminates after a Change in Control due to a termination by the Company or its Affiliate other than for Cause or due to the Participant’s resignation for Good Reason, the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date; and
               (vii) Transfers of Employment. If the Affiliate with which the Participant has a service relationship ceases to be an Affiliate due to a sale or other disposition by the Company or an Affiliate, the Option, to the extent not then vested, shall be immediately canceled by the Company without consideration and the Participant may exercise the Vested Portion of the Option for a period ending on the earlier of (A) one year following the date of such transfer, sale, or other disposition and (B) the Expiration Date.
               (b) Method of Exercise.
               (i) Subject to Section 4(a) of this Agreement, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised, shall be signed (whether or not in electronic form) by the person exercising the Option and shall make provision for the payment of the Option Price. Payment of the aggregate Option Price shall be paid to the Company, at the election of the Committee, pursuant to one or more of the following methods: (A) in cash, or its equivalent; (B) by transferring Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased to the Company and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six (6) months (or such other period as established from time to time by the Committee or generally accepted accounting principles); (C) partly in cash and partly in Shares; provided that such Shares have been held by the Participant for no less than six (6) months (or such other period as established from time to time by the Committee or generally accepted accounting principles); or (D) if there is a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Option Price. No Participant shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to the Option until the issuance of the Shares.
               (ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be necessary or advisable.
               (iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.
               (iv) In the event of the Participant’s death, the Vested Portion of an Option shall remain vested and exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.
               (v) At the discretion of the Board or the Committee, in accordance with procedures established by the Board or the Committee (including with respect to compliance with Section 409A of the Code), the Participant may be permitted to defer the delivery of Shares otherwise deliverable upon the exercise of the Option.
          5. Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of the Company or any of its Affiliates, and the Company and any such Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without cause, notwithstanding the fact that some or all of the Options covered by this Agreement may be forfeited as a result of such termination. The granting of the Option under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.
          6. Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
          7. Transferability. Unless otherwise determined by the Committee, an Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.
          8. Withholding. The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.
          9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
          10. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company, with a copy to the Director, Executive Compensation, at the principal executive office of the Company, and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
          11. Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all stock option grants (including number of grants, grant dates, exercise price, vesting type, vesting dates, expiration dates, and any other information regarding options that have been granted, canceled, vested, unvested, exercisable, exercised or outstanding) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of common stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.
          12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws, and any and all disputes between the Participant and the Company relating to the Option shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York, and the Participant and the Company hereby irrevocably submit to the jurisdiction of any such court and irrevocably agree that venue for any such action shall be only in any such court.
          13. Entire Agreement. This Agreement, together with the Notice and the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement or the Notice shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement or the Notice; provided, that this Agreement and the Notice shall be subject to and governed by the Plan, and in the event of any inconsistency between the provisions of this Agreement or the Notice and the provisions of the Plan, the provisions of the Plan shall govern.
          14. Modifications And Amendments. The terms and provisions of this Agreement and the Notice may be modified or amended as provided in the Plan.
          15. Waivers And Consents. Except as provided in the Plan, the terms and provisions of this Agreement and the Notice may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement or the Notice, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
          16. Reformation; Severability. If any provision of this Agreement or the Notice (including any provision of the Plan that is incorporated herein by reference) shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits of the parties provided by, this Agreement, the Notice and the Plan or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement or the Notice and an equitable adjustment shall be made to this Agreement or the Notice (including, without limitation, addition of necessary further provisions) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect the legality, validity or enforceability of any other provision of this Agreement, the Notice or the Plan.
          17. Entry into Force. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan and (ii) the Option is granted pursuant to the Plan and is therefore subject to all of the terms of the Plan.

          18. Changes in Capitalization and Other Regulations. The Option shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Option, upon certain changes in capitalization and certain reorganizations and other transactions).

ANNEX A — II
[insert form stock option agreement]
I, <Participant Name>, am the Participant.
Participant has been granted nonqualified options (the “Stock Options”) to buy common stock of Time
Warner Cable Inc. (the “Company”) as follows:

Date of Grant:	<Grant Date>
Purchase Price Per Share:	$<Grant price>
Total Number of Shares:	<Number of Shares>
Grant Expiration Date:	<Expiration Date>
Time Warner Cable and I agree that these options are granted under and governed by the terms and conditions of the Time Warner Cable Inc. 2006 Stock Incentive Plan, as amended from time to time (the “Plan”), this Notice and the Time Warner Cable Inc. Non-Qualified Stock Option Agreement (the “Agreement”), all of which are incorporated by reference into, and made a part of this Notice, and which I can access and review through the Fidelity website at www.netbenefits.fidelity.com. I am also advised to refer to the prospectus that contains a description of the Plan (the “Prospectus”), which also may be accessed through the Fidelity website.
I hereby consent to receive the Plan, the Agreement and the Prospectus, and other communications related to the Plan, electronically via the Fidelity website, and I agree that I have had an opportunity to review these records.
I understand that my Stock Options shall become vested and exercisable only in accordance with the following vesting schedule, subject to the Plan and Agreement terms.
     Vesting Schedule: 25% upon each of the first four anniversaries of the date of the grant.
I understand that the vesting of my Stock Options will cease in certain circumstances, including but not limited to, termination of employment, as provided in the Plan and Agreement.
I understand there is a limited time period to exercise my vested and exercisable Stock Options following a termination of employment, and that if vested and exercisable Stock Options are not exercised within the prescribed time period in the Agreement, they will be canceled and cannot be exercised, as provided in the Plan and Agreement.
I understand that my unvested Stock Options will be canceled upon a termination of employment and cannot ever be exercised, except as otherwise provided in the Plan and Agreement.
I understand that, in order to manage and administer my Stock Options, the Company will process, use and transfer certain personal information about me, as detailed and described in Section 11 of the Agreement, which is incorporated by reference into and made part of this Notice.
I further agree that I have read and will comply with the Company’s Securities Trading Policy (also accessible on the Fidelity website), which I understand may be updated from time to time.
I understand that I may be entitled now and from time to time to receive certain other documents, including the Company’s annual report to stockholders and proxy statements (which become available each year approximately three months after the Company’s fiscal year end), and I hereby consent to receive such documents electronically on the internet or as the Company directs.

By signing below, I am indicating my agreement with each provision of this Notice and the Agreement, which is part of this Notice.
Click on the “I Accept” button to show your intent to sign this Notice of Grant of Stock Options.

ANNEX B
RELEASE
               Pursuant to the terms of the Employment Agreement made as of                               , between TIME WARNER CABLE INC. (the “Company”) and the undersigned (the “Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, [Name], being of lawful age, do hereby release and forever discharge the Company and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities and their respective officers, directors, shareholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), which in any way relate to or arise out of my employment with the Company or any of its subsidiaries or the termination of such employment, which I may now or hereafter have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by me or granted to me by the Company that are scheduled to vest subsequent to my termination of employment (except for those stock options scheduled to vest after the date of my termination under Section 8 of the Agreement) and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date I sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York City Human Rights Law (each as amended through and including the date of this Release); as well as any other claims under state contract or tort law, including, but not limited to, claims for employment discrimination, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, slander, and invasion of privacy; provided, however, that the execution of this Release shall not prevent the undersigned from bringing a lawsuit against the Company to enforce its obligations under the Agreement; provided further, that the execution of this Release does not release any rights I may have against the Company for indemnification under the Agreement or any other agreement, plan or arrangement.

               I acknowledge that I have been given at least twenty-one (21) days from the day I received a copy of this Release to sign it and that I have been advised to consult an attorney. I understand that I have the right to revoke my consent to this Release for seven (7) days following my signing. This Release shall not become effective or enforceable until the expiration of the seven-day period following the date it is signed by me.
               I ALSO ACKNOWLEDGE THAT BY SIGNING THIS RELEASE I MAY BE GIVING UP VALUABLE LEGAL RIGHTS AND THAT I HAVE BEEN ADVISED TO CONSULT A LAWYER BEFORE SIGNING. I further state that I have read this document and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.
          WITNESS my hand this            day of                          ,

ANNEX C
               As provided for in Section 11.7 of this Employment Agreement, and unless otherwise determined by the Company’s Board or a committee thereof, if the Board or a committee thereof determines that a Forfeiture Event has occurred, the options (“Options”) or other equity awards (“Other Equity Awards”), or other cash-based awards, in all cases subject to Section 11.7.2(i) shall be subject to the following forfeiture conditions, at the discretion of the Board or a committee thereof, to which you, by accepting such Options or Other Equity Awards, hereby agree:
               (i) The unexercised portion of the Options and any Other Equity Awards, and any other cash-based award, in all cases not otherwise settled or paid (in each case, both unvested and vested, if any) will immediately be forfeited and canceled without payment upon the occurrence of the Forfeiture Event; and
               (ii) You will be obligated to repay to the Company, in cash, within sixty (60) days after written demand is made therefore by the Company (the “Notice Date”), an amount equal to (A) the total amount of Award Gain (as defined herein) realized by you upon each exercise of Options and the value you have received with respect to any settlement or payment in connection with any Other Equity Awards, or any other cash-based award, in each case on or after the date that the acts giving rise to the Forfeiture Event commenced or occurred (the “Forfeiture Date”), and (B) the fair market value of all Other Equity Awards awarded to you or which have become vested, in each case on or after the Forfeiture Date; provided that the return to the Company of such Other Equity Awards shall satisfy your repayment obligations with respect to amounts owed pursuant to this sub-clause (B). “Award Gain” shall mean the product of (x) the fair market value per share of stock at the date of such Option exercise or exercise of Other Equity Awards (without regard to any subsequent change in the market price of such share of stock) minus the exercise price times (y) the number of shares as to which the Options and Other Equity Awards were exercised at that date.

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